Exhibit 99.1

FOR IMMEDIATE RELEASE

NEW YORK CITY REIT ANNOUNCES CHANGE OF NAME TO AMERICAN STRATEGIC INVESTMENT CO.

NEW YORK, January 9, 2023 – New York City REIT, Inc. (NYSE: NYC) (“NYC” or the “Company”)

announced today that it will change its name to American Strategic Investment Co. effective on January 19, 2023 and the Company will begin trading under the new name on January 20, 2023. The Company will file a Certificate of Amendment to its Articles of Restatement with the Secretary of State of the State of Maryland setting forth the name change at the relevant time.

About the Company

The Company owns a portfolio of high-quality commercial real estate located within the five boroughs of New York City. Additional information about NYC can be found on its website at www.newyorkcityreit.com.

Forward-Looking Statements

The statements in this Current Report on Form 8-K that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “may,” “will,” “seeks,” “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include (a) the anticipated benefits of the Company’s potential election to terminate its status as a REIT, (b) the anticipated benefits of the potential Reverse Stock Split, (c) the Company’s ability to launch the rights offering as expected, (d) whether stockholders of record will exercise their rights to purchase common stock and the amount subscribed, (e) whether the Company will be able to successfully acquire new assets or businesses , (f) the potential adverse effects of (i) the global COVID-19 pandemic, including actions taken to contain or treat COVID-19, (ii) the geopolitical instability due to the ongoing military conflict between Russia and Ukraine, including related sanctions and other penalties imposed by the U.S. and European Union, and the related impact on the Company, the Company’s tenants, and the global economy and financial markets, (iii) inflationary conditions and higher interest rate environment, (g) the fact that we had to restate or revise certain of our historical financial statements and have identified a material weakness in our internal controls and (h) that any potential future acquisition is subject to market conditions and capital availability and may not be completed on favorable terms, or at all, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed on March 18, 2022 and all other filings with the SEC after that date including but not limited to the Current Report on Form 8-K, Amendment number one to the Quarterly Report on Form 10-Q as of and for the period ended June 30, 2022 and the Quarterly Report on Form 10-Q as of and for the period ended September 30, 2022 all as filed on November 14, 2022 as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

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